EXHIBIT 99.1

AutoZone Announces Corporate Development Officer's Retirement

MEMPHIS, Tenn., Oct. 2, 2012 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO), today announced that Robert D. Olsen, Corporate Development Officer, will be retiring around the end of the calendar year. "I would like to thank Bob for his many contributions to our organization over the last twelve years. His leadership across the organization has been invaluable and the development of our Mexico and ALLDATA businesses under his guidance has been tremendous. While we certainly will miss Bob, we wish him all the best on his retirement and all his future endeavors," said Bill Rhodes, Chairman, President and CEO.

About AutoZone:

As of August 25, 2012, AutoZone sells auto and light truck parts, chemicals and accessories through 4,685 AutoZone stores in 49 U.S. states plus the District of Columbia and Puerto Rico and 321 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, non-automotive products and subscriptions to the ALLDATAdiy product through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

CONTACT: Media:
         Ray Pohlman
         866-966-3017
         ray.pohlman@autozone.com
         Financial:
         Brian Campbell
         901 495-7005
         brian.campbell@autozone.com